UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 22, 2006
(Date of Report - Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

(405) 270-1313
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 22, 2006, Kerr-McGee Corporation (the “Company”) entered into amended Continuity Agreements (each, an “Amended Continuity Agreement”) with its named executive officers (the “executive officers”) . The amended Continuity Agreements supersede existing continuity agreements with these same executives. The amendments (a) address recently issued guidance on the deferred compensation rules under Internal Revenue Code (“IRC”) Section 409A (as further described below), (b) require each executive officer to sign a general release of claims against the Company as a condition to the Company providing any payments under the Amended Continuity Agreements and (c) permit any lump sum payments owed to an executive officer under the Amended Continuity Agreements to be paid (1) subject to such executive officer’s obligation to promptly return the funds if the general release is revoked or (2) by depositing the funds with an escrow agent and conditioning release of the funds to the executive officer on non-revocation of the general release.

The American Jobs Creation Act of 2004 became effective January 1, 2005, and among other things, it amended the IRC to add new Section 409A (“Section 409A”). Section 409A imposes an additional income tax and interest and penalties on many forms of “deferred compensation” unless they comply with the requirements of Section 409A. To ensure that they comply with Section 409A, each Amended Continuity Agreement provides that, if the executive officer is a “key employee” (as defined in Section 409A), payment of deferred benefits under the Amended Continuity Agreement that are subject to Section 409A will not be made before the date that is six months after the employment separation date.

As with the continuity agreements previously entered into with the executive officers, the Amended Continuity Agreements are designed to retain the executive officers and provide for continuity of management in the event of an actual or threatened change in control of the Company (as “change in control” is defined in each Amended Continuity Agreement). Like the previous continuity agreements, the Amended Continuity Agreements provide that, in the event of a change in control of the Company, each executive officer would have specific rights and receive specified benefits if the executive officer is terminated without cause by the Company or any subsidiary or the executive officer voluntarily terminates his or her employment for “good reason” (as defined in the Amended Continuity Agreement) within two years after the change in control. In these circumstances, executive officers will each receive a severance payment equal to a lump sum cash payment equal to three times the executive's annual base salary, bonuses and perquisites (with such perquisites calculated at 7% of the executive's annual base salary); any accrued but unpaid compensation (including the pro-rata amount of any bonus); 100% vesting of all stock options, stock appreciation rights and restricted stock held by the executive officer; continuation of health and welfare benefits for 3 years; outplacement services; and an amount representing additional savings plan contributions for a three-year period plus the present value of lost pension benefits under the Company's qualified and nonqualified defined benefit programs generally after giving effect to five additional years of credit for age and service in the benefit calculation.

In each Amended Continuity Agreement,  a change in control means (a) a change in any two-year period in a majority of the members of the Board of Directors of the Company, (b) any person becoming the beneficial owner, directly or indirectly, of 25% or more of the Company's outstanding Common Stock, (c) with certain exceptions, the consummation of a merger or consolidation of the Company with any other corporation, a sale of 50% or more of the Company's assets, liquidation or dissolution of the Company or combination of the foregoing transactions other than such a transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the transaction own at least 60% of the voting power of the surviving corporation(s), or (d) if a majority of the members of the Board in office immediately prior to a proposed transaction determine by written resolution that such proposed transaction, if taken, will be deemed a change in control and such proposed transaction is effected

Amended Continuity Agreements for each of the executive officers are attached hereto as Exhibits 10.1 through 10.5. This summary description of the Amended Continuity Agreements does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

10.1  Amended Continuity Agreement, dated May 22, 2006, between the Company and
         Luke R. Corbett.

10.2  Amended Continuity Agreement, dated May 22, 2006, between the Company and
         Kenneth W. Crouch.

10.3  Amended Continuity Agreement, dated May 22, 2006, between the Company and
         David A. Hager.

10.4  Amended Continuity Agreement, dated May 22, 2006, between the Company and
         Gregory F. Pilcher.

10.5  Amended Continuity Agreement, dated May 22, 2006, between the Company and
         Robert M. Wohleber.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

	By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: May 22, 2006